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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                                                        CONTACTS
                                           Investors:   Jim Magrone 212-745-0634
                                                           jmagrone@primedia.com

                                             Media:   Elliot Sloane 212-446-1860
                                                            esloane@sloanepr.com


             THOMAS S. ROGERS AND PRIMEDIA BOARD AGREE TO PART WAYS

                   -- CHARLES G. MCCURDY NAMED INTERIM CEO --

                    -- DEAN NELSON NAMED INTERIM CHAIRMAN --

NEW YORK, NY, APRIL 17, 2003 -- PRIMEDIA Inc. (NYSE: PRM) today announced that Thomas S. Rogers has decided to resign as Chairman and Chief Executive Officer. This decision was made mutually by Mr. Rogers and the Board of Directors based on differences regarding the future direction of the Company.

"Tom has led PRIMEDIA through a difficult period in its evolution and has accomplished a lot for the Company. However, Tom and the Board recognize we have real differences in the strategic direction of the Company that surfaced in the contract renewal process," said Henry R. Kravis, a member of PRIMEDIA's Board of Directors and a Founding Partner of Kohlberg Kravis Roberts & Co. (KKR)

Mr. Rogers stated, "PRIMEDIA has made a great deal of progress over the last few years. Despite differences with the Board over what should be the next chapter for PRIMEDIA, I will look back on the last chapter with great pride."

Charles G. McCurdy, previously President of PRIMEDIA Inc., has been named Interim Chief Executive Officer while the Board of Directors conducts a search for a permanent Chief Executive Officer among both internal and external candidates. Mr. McCurdy is one of the founders of PRIMEDIA.


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Dean B. Nelson, Chief Executive Officer of Capstone Consulting, an independent consulting firm that works exclusively with KKR portfolio companies, has been named Interim Chairman. Over the past eighteen months, Mr. Nelson has worked closely with PRIMEDIA to implement its cost reduction efforts as well as pursue new growth opportunities.

"I look forward to continuing to work with Dean Nelson and the Board as we continue to focus PRIMEDIA on growing its core businesses," said Mr. McCurdy. "In addition, we are confident that we will be able to meet our previously articulated guidance for the first quarter and full year 2003."

ABOUT PRIMEDIA
One of the world's most innovative media companies, PRIMEDIA is leading the industry with its combination of traditional and new media properties. The Company capitalizes on its focused content across print, television, the Internet and live events to offer highly effective integrated advertising and marketing solutions in some of the most sought after advertising demographic sectors including teens, automotive, outdoor, luxury, real estate and business-to-business segments. With 2002 sales from continuing businesses of $1.6 billion, PRIMEDIA is the #1 special interest magazine publisher in the U.S., producing more advertising and editorial pages through its more than 250 titles including AUTOMOBILE, MOTOR TREND, NEW YORK, SEVENTEEN, FLY FISHERMAN, POWER & MOTORYACHT, TELEPHONY, WARD'S AUTO WORLD and AMERICAN DEMOGRAPHICS, than any other media company. It is also the #1 producer/distributor of specialty video with 18 satellite and digital video product lines, including Channel One Network; and the #1 news and information group on the Internet, led by About.com. PRIMEDIA's stock symbol is: NYSE: PRM. More information about the Company can be found at HTTP://WWW.PRIMEDIA.COM.


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